Exhibit 16.1

February 27, 2020

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Tennant Company and, under the date of February 27, 2020, we reported on the consolidated financial statements of Tennant Company as of and for the years ended December 31, 2019 and 2018, and the effectiveness of internal control over financial reporting as of December 31, 2019. On August 27, 2019, we were notified that the Audit Committee of Tennant Company appointed Deloitte & Touche LLP (Deloitte) as its principal accountant for the year ending December 31, 2020 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Tennant Company’s consolidated financial statements as of and for the year ended December 31, 2019, and the effectiveness of internal control over financial reporting as of December 31, 2019, and the issuance of our report thereon. On February 27, 2020, we completed our audit and the auditor-client relationship ceased. We have read Tennant Company’s statements included under Item 4.01 of its Form 8-K/A dated February 27, 2020, and we agree with such statements, except that we are not in a position to agree or disagree with Tennant Company’s statement that during the years ended December 31, 2019 and December 31, 2018, and the subsequent interim period through February 27, 2020, neither the Company nor anyone acting on its behalf has consulted with Deloitte regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on Tennant Company’s consolidated financial statements, and no written report or oral advice was provided to Tennant Company that Deloitte concluded was an important factor considered by Tennant Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matters that were the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP